Exhibit (a)(1)(J)

FORM OF COMMUNICATION

REMINDER NOTICE

RETRACTABLE TECHNOLOGIES, INC.

OFFER TO EXCHANGE STOCK OPTIONS

REMINDER NOTICE

Date:

To:

From:	Retractable Technologies, Inc.
Re:	Reminder About Offer to Exchange Stock Options

The Exchange Offer for all Eligible Options is currently open and available to all Eligible Participants. As previously communicated, the exchange is scheduled to close at 5:00 p.m., Central Standard Time, on November 18, 2008. Remember, if you wish to participate and have not done so already, you must ensure that we RECEIVE your properly completed and signed Election Form (and any other document it requires) prior to the Expiration Date, which we expect will be at 5:00 p.m., Central Standard Time, on November 18, 2008 (or later if we extend the offer).

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional copies of the Offering Memorandum, the Election Form, or other documents relating to this Exchange Offer) to Mr. Douglas W. Cowan, by hand, by interoffice mail, by facsimile to (972) 292-1630, by regular or overnight mail to Retractable Technologies, Inc., Attention: Mr. Douglas W. Cowan, 511 Lobo Lane, Little Elm, TX 75068, or by email to rtifinancial@vanishpoint.com.